Baldwin & Lyons, Inc.                                                                                                                                                                                                                                                                                                                                                                                                                                                                            November 6, 2014
Unaudited Third Quarter Financial Statements                                                                                                                                                                                                                                                                                                                                                                                                  Press Contact:  G. Patrick Corydon
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                           (317) 636-9800
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BALDWIN & LYONS ANNOUNCES RESULTS, INCLUDING RECORD PREMIUM FOR THE QUARTER AND NINE MONTHS

Carmel, Indiana, November 6, 2014—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced after tax operating income, defined as net income before investment gains and losses, of $5.3 million, or $.36 per share, for the third quarter of 2014 compared to $6.8 million, or $.46 per share, during the third quarter of 2013.  Net investment gains for the third quarter of 2014, which include both realized and unrealized gains in the Company’s limited partnership investments, were $0.4 million after tax, or $.03 per share, compared to net investment gains of $0.9 million, or $.06 per share, in the same quarter of 2013.  In total, net income was $5.8 million, or $.39 per share, which compares to $7.8 million, or $.52 per share, for the prior year’s third quarter.

After tax operating income for the first nine months of 2014 totaled $13.1 million, or $.88 per share, compared to $16.9 million, or $1.13 per share, for the prior year period.  Net investment gains for the nine months of 2014 were $8.3 million after tax, or $.55 per share, compared to net investment gains of $10.7 million, or $.72 per share, during the same period of 2013.  In total, net income of $21.5 million, or $1.43 per share, compares to $27.6 million, or $1.85 per share, for the prior year period.

Premiums written by the Company’s insurance subsidiaries for the quarter were $94.6 million, just 2.0% short of the record third quarter of 2013.  The decrease resulted principally from previously announced reductions in the Company’s property reinsurance and primary professional liability exposures.  Increases of nearly 6% in premiums written for the Company’s core fleet transportation products largely offset the planned decreases.  Premiums written for the nine months of 2014 totaled a record $284.4 million, 4% higher than last year’s previous record nine month writings of $273.3 million, with the main driver of the increase being a 10.5% increase in the Company’s core fleet transportation products.

Net premiums earned for the third quarter of 2014 were a record $65.9 million, 2% higher than last year’s third quarter total of $64.4 million.  For the nine months, earned premium increased just under 3% to a record nine month total of $192.7 million.

The Company’s consolidated combined ratio for the third quarter was 92.1%, before consideration of fee income.  Including fee income, underwriting income was $5.5 million, producing a combined ratio of 91.7%.  The Property and Casualty Insurance segment combined ratio was 88.8%, including fee income, and the Reinsurance segment combined ratio was 110.2%, reflecting property catastrophe loss development from storms occurring late in the second quarter.  For the nine months, the consolidated combined ratio was 93.9%, before consideration of fee income, and 93.3% including fees, producing $13.1 million in pre-tax underwriting income.  The Property and Casualty Insurance segment combined ratio was 92.2%, including fee income, while the Reinsurance segment combined ratio was 99.2%, including 36 points attributable to storms occurring in May and June.

Pre-tax investment income decreased 5.5% compared to the third quarter of 2013.  For the nine months, pre-tax investment income decreased 2%.  The combination of pre-tax realized and unrealized losses for the quarter totaled $6.4 million compared to gains of $10.4 million in the third quarter last year.  For the nine months, pre-tax realized and unrealized gains totaled $21.6 million compared to $23.3 million last year.  After tax investment losses, including realized and unrealized gains and losses, were $2.6 million for the third quarter, compared to gains of $8.4 million in 2013.  For the nine months, after tax investment returns, including realized and unrealized gains, were $18.9 million for 2014 compared to $20.0 million during the comparable 2013 period.

Book value per share decreased $.21 per share during the third quarter, after the payment of $.25 per share in regular cash dividends, reflecting investment valuation changes.  For the nine months ended September 30, 2014, book value per share has increased $1.01 after the payment of cash dividends to shareholders totaling $.75 per share.  The combination of the increase in book value and dividends represents a 6.9% total return on beginning book value for the nine months.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for Thursday, November 6, 2014, at 11:00 AM ET (New York time) to discuss results for the third quarter ended September 30, 2014.

To participate via teleconference, investors may dial 1-888-500-6950 (U.S./Canada) or 1-719-325-2463 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through November 13, 2014 by calling 1-877-870-5176 or 1-858-384-5517 and referencing passcode 9807035.  Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until November 6, 2015.  The webcast may be accessed directly at: http://public.viavid.com/index.php?id=110863

Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30		Septmber 30
	2014	2013	2014	2013

Operating revenue	$69,820	$68,159	$204,037	$198,349
Net investment gains	658	1,430	12,817	16,496

Total revenue	$70,478	$69,589	$216,854	$214,845

Operating income	$5,342	$6,842	$13,140	$16,899
Net investment gains,
net of federal income taxes	428	929	8,331	10,722

Net income	$5,770	$7,771	$21,471	$27,621

Per share data - diluted:
Average number of shares	14,973	14,921	14,974	14,921

Operating income	$.36	$.46	$.88	$1.13
Net investment gains	.03	.06	.55	.72

Net income	$.39	$.52	$1.43	$1.85

Dividends paid to shareholders	$.25	$.25	$.75	$.75

Comprehensive income, net of tax
Net income	$5,770	$7,771	$21,471	$27,621
Unrealized net gains (losses) on securities	(4,590)	5,853	5,710	4,424
Foreign currency translation adjustments	(705)	199	(835)	(282)
Comprehensive income	$475	$13,823	$26,346	$31,763

Annualized:
Total Value Creation 1	0.6%	15.4%	9.2%	12.2%

Return on average shareholders' equity:
Operating income	6.2%	8.4%	5.2%	7.1%
Net income	6.7%	9.6%	8.5%	11.5%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	92.1%	89.1%	93.9%	91.2%
Including fee income	91.7%	88.3%	93.3%	90.4%

1 Total Value Creation is the summation of the increase in book value plus dividends paid divided by beginning book value.